Exhibit 99.1

For Immediate Release
October 27, 2005
Listed: TSX, NYSE	Symbol: POT
PotashCorp’s Third-Quarter Earnings Per Share, Gross Margin Second Highest Ever
Saskatoon, Saskatchewan — The continuing growth in prices for potash, phosphate and nitrogen contributed to PotashCorp’s third-quarter earnings of $1.17 per diluted share, the second-highest quarter in company history. This is 72 percent more than the $0.68 earned in last year’s third quarter and trails only the record $1.46 per share earned in the second quarter of 2005. A stronger-than-expected Canadian dollar at quarter-end negatively impacted earnings by $0.15 per share relative to our second-quarter end, and impacted earnings by $0.09 per share relative to our July guidance. The majority of this exchange rate differential is non-cash. The quarterly results were also reduced by a year-over-year decrease in potash sales volumes to Brazil and some impact from hurricanes in the US Gulf region. Total income for the quarter was $130.3 million, a 73-percent increase from the $75.2 million earned in the third quarter of 2004. Year-to-date net income rose to $425.8 million ($3.79 per share) versus year-to-date income of $198.5 million, or $1.82 per share, in 2004.
Gross margin of $279.5 million was up 48 percent from $189.4 million in last year’s third quarter and raised year-to-date gross margin to $882.8 million, surpassing gross margin of $681.4 million for all of 2004. Potash contributed $46.8 million of the third-quarter improvement, with higher product prices offsetting lower volumes. The phosphate segment added another $31.6 million of this gross margin increase, primarily due to higher product prices. Nitrogen filled in the rest, also on the back of stronger prices. Cash flow from operations increased by 87 percent quarter over quarter to $316.1 million. A portion of the funds was used to complete the repurchase of 5.5 million outstanding common shares by September 1, 2005, and to begin the purchase of up to 4 million additional shares. Our equity investments in Arab Potash Company (APC) and Sociedad Quimica y Minera (SQM), along with dividends received from Israel Chemicals Ltd. (ICL), added $22.9 million to our quarterly earnings, a 29-percent increase over the same period last year.
“With double-digit price increases in all three nutrients, in almost all product categories, the underlying fundamentals that drive our success remain solid,” said PotashCorp President and CEO Bill Doyle. “Although the third quarter showed that unanticipated market conditions in our business can impact volumes, we still achieved earnings and gross margin that rivaled the best quarter in our history. Most importantly, our results demonstrated the strong platform we have with our potash business, its exemplary cash-generating ability and our focus on employing our capital to deliver the best returns for our shareholders.”
Market Conditions
Throughout the quarter, agricultural conditions in Brazil deteriorated. The Brazilian real strengthened, soybean prices declined, and agricultural credit dried up. This resulted in a decrease in potash and phosphate imports in the third quarter, the beginning of Brazil’s spring season and traditionally a large purchasing quarter for them. In addition, adverse weather in Southeast Asia, including both drought and flooding, hurt consumption in Indonesia, Malaysia and Vietnam. In spite of these demand fluctuations, potash supply continued to be tight, with North American inventories ending the quarter 22 percent below their five-year average. According to International Fertilizer Association statistics, overall world demand for potash was up 3.6 percent for the first six months of 2005.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

The hurricanes that struck the US Gulf region impacted the sector in three ways. First, they drove up prices for natural gas, which affected costs in all three nutrients and resulted in nitrogen production curtailments. This led to higher ammonia prices, although the increases are lagging behind the rise in natural gas costs. Second, the hurricanes disrupted production of phosphate products and continue to limit sulfur availability. This has led to tighter supply, supporting higher phosphate prices. Finally, to a lesser degree, the hurricanes caused disruptions in shipping, which affected sales volumes.
Potash
Potash gross margin of $167.6 million was 39 percent above the $120.8 million in the third quarter of 2004 and raised the year-to-date total to $567.1 million. Gross margin as a percentage of sales increased to 61 percent, a 13-percent improvement quarter over quarter and consistent with our second-quarter results.
Realized potash prices rose by 36 percent, or $40 per tonne, quarter over quarter. North American realized prices were up 50 percent from the same period last year and by late in the third quarter all announced increases, including an $11-per-tonne hike on September 1, had taken hold. Offshore realized prices were up 27 percent from last year’s third quarter. Shipments to India in the second half of the quarter included an $18-per-tonne increase, while negotiation of 2006 prices with China began.
Potash volumes in North America were up 28 percent from the third quarter of 2004, as dealers purchased in advance of the September price increase. Year-to-date volumes to North American customers were up 6 percent from last year. Offshore volumes were down 20 percent quarter over quarter, largely because of slower sales to Brazil. In addition, China made significant purchases earlier in the year, which led to lower sales volumes there in the third quarter. As a result, PotashCorp’s total volumes were off 6 percent for the quarter but up 1 percent over the first nine months of 2004, as significant volume increases from China and India have offset Brazil’s decline.
We produced 1.7 million tonnes in the quarter and ended the period with total potash inventories of approximately 440,000 tonnes, down 100,000 tonnes from levels at the end of the second quarter. The translated cost of production increased from last year’s third quarter, as a stronger average Canadian dollar effectively added over $4.00 per tonne. Natural gas costs were up from the third quarter of 2004, raising the cash cost of potash production by an additional $0.70 per tonne.
Phosphate
Higher product prices increased our phosphate gross margin to $32.2 million, up from $0.6 million in the same quarter last year. This surpassed the $22.1 million in the second quarter and raised year-to-date gross margin to $71.3 million, significantly higher than the gross margin of $5.4 million through the same period in 2004. Industrial products represented almost half of this quarter’s margin at $15.2 million, while feed and fertilizer made positive contributions.
Tight supply led to significant price increases in most product categories, including a 20-percent jump ($39 per tonne) in the price of solid fertilizers. Liquid fertilizer prices were up 9 percent quarter over quarter. Realized prices for feed phosphate products were up 25 percent, or $53 per tonne, from last year’s third quarter and 7 percent ($17 per tonne) from the trailing quarter. Industrial products sold for $10 per tonne more, or 3 percent, quarter over quarter.

Solid fertilizer volumes were down 16 percent from the third quarter of 2004, largely due to slower sales to Brazil. Liquid fertilizer tonnes were up 37 percent from the third quarter of 2004 and 56 percent from the trailing quarter, as India increased purchases. In feed, volumes were down 15 percent from last year’s third quarter due to a decrease in demand and an increase in imports. Industrial phosphate volumes rose 12 percent from the same period last year due to higher sales to Mexico.
Nitrogen
Nitrogen gross margin of $79.7 million was up 17 percent from the third quarter of 2004 due to higher product prices, demonstrating the value of our lower-cost gas contracts in Trinidad. While higher natural gas prices negatively impacted much of the Western Hemisphere, PotashCorp’s Trinidad facility provided $52.3 million of the nitrogen margin. An additional $13.2 million was recognized from gas hedges sold during the first quarter, while North American nitrogen production added $14.2 million in gross margin. For the first nine months of 2005, PotashCorp’s nitrogen operations generated $244.4 million in gross margin, exceeding the $242.8 million in margin for all of 2004.
PotashCorp’s total average natural gas cost for the quarter, including hedge, was $4.40 per MMBtu, 17 percent higher than last year’s third quarter and 9 percent higher than the second quarter of 2005. This is a result of the substantial increase in North American natural gas costs. The major storms of the third quarter reduced gross margin by roughly $3 million largely due to a temporary shutdown at our Geismar, LA facility, limitations on ammonia terminaling and the need to divert Trinidad shipments for a short period of time.
Financial
Third-quarter selling and administrative expenses were virtually flat compared to last year’s same quarter, and were $23 million below the previous quarter. The second quarter included a $22-million non-cash expense related to our May 2005 stock option grant, which was required to be expensed in the quarter the options were granted.
Provincial mining and other taxes continued to be higher than in the previous year due to higher realized prices and profitability in the potash segment.
Continuing strong cash flow was reinvested in our core business, with $213.5 million spent on repurchasing shares during the quarter. Approximately $121 million was used for capital expenditures, with the majority used to bring back our excess potash capacity. Another $97 million was spent to purchase our 9.99 percent stake in Sinofert, which was announced in June 2005. Even after these expenditures, the total cash balance at the end of the quarter was $328 million.
Outlook
The factors that have been driving tight potash fundamentals and higher prices remain, and the global agricultural economy is strong. Many countries in Asia and Latin America continue to experience significant economic growth, leading to a demand for better diets and more fertilizer. In 2006, according to the IMF, China’s GDP growth is expected to be 8.2 percent, while India’s growth is projected at 6.3 percent. In addition, offshore customers grow a wide variety of crops that require potash, such as rice, sugarcane, rubber, oil palm and coffee. These commodities are generating good returns even as prices for such traditional North American crops as corn and soybeans are strained. Global grain consumption continues to grow, while world production for the 2005-06 crop year declined 5 percent, or 84 million tonnes, from the previous year. According to the United States Department of Agriculture, this reduced the world grain stocks-to-use ratio from 20.3 percent to 17.9 percent, the second lowest level in the last 30 years.

In North America, US net cash farm income is projected at $85.2 billion, close to the previous year’s record of $85.5 billion. Through participation in government programs and effective forward marketing, a significant portion of the current year’s US corn production enjoyed returns greater than what can be received in today’s harvest corn market. This provides farmers with the cash necessary to purchase the crop inputs they need.
Although Brazil’s 2005 potash imports are projected to fall by 1.5 million tonnes from the record volumes of last year, it is expected to return to the market in 2006 as it has worked through excess inventory and needs to feed its potassium-deficient soils to maintain proper yields. With Brazil out of the market for the remainder of the year, Canpotex has decreased its annual sales forecast from 8.7 million to 8.4 million tonnes, which will still exceed last year’s record.
Potash pricing growth is expected to continue. Offshore, Canpotex is negotiating a price increase under the Chinese contract for next year, with the target of bringing its largest customer on par with prices received from India and Southeast Asia.
For 2005, we expect record potash sales volumes, record prices and record potash segment gross margin of approximately $750 million.
Phosphate is entering a period of improvement. North American DAP inventories are at five-year lows and 16 percent, or 850,000 tonnes, of DAP/MAP production has been permanently shut down or temporarily impacted by hurricanes. Given the strong demand for DAP in North America and offshore, prices should increase, and we have announced a $22-per-tonne boost in the price of DAP, effective immediately. Industrial products, which have been the strongest segment of the phosphate business, should continue to perform well. The outlook for feed is positive and we have announced a $55-per-tonne increase, effective December 1, 2005.
In nitrogen, the combination of strong world demand, high natural gas prices and ammonia curtailments in North America should lead to higher prices, benefiting us with our advantageous gas position in Trinidad. Since October 1, 2005, 2 million tonnes of annual ammonia production in North America have been curtailed. To service this lost production with imports, the US market would need four specialized vessels dedicated to ammonia service throughout an entire year, which are currently not available.
Our Lima facility has been shut down for an extended 45-day turnaround, due to limited gas availability and high gas prices, and Augusta has been reduced to minimum operating rates. Difficult North American conditions will be complicated by issues related to moving imports up the Mississippi River. Profitability in the North American nitrogen industry will be a challenge, but we anticipate Trinidad nitrogen gross margin growth of approximately $12 million in the fourth quarter. In addition, our total US hedge position is currently valued at approximately $250 million, with 2006 hedges at about $100 million.
Capital expenditures for 2005 are now estimated to total $420 million, of which $145 million is related to sustaining capital.

The stronger Canadian dollar and a reduction in offshore potash volumes from our earlier expectations have caused us to reduce our earnings guidance. Fourth-quarter net income is expected to be in the range of $0.95 to $1.20 per share, and we now expect 2005 net income to be in the range of $4.75 to $5.00 per diluted share, based on a $1.18 Canadian dollar. Revised downward guidance for the full year from $5.00 to $5.50 includes adjustments approximating $0.15 per share, reflecting an anticipated stronger Canadian dollar at $1.18 versus prior guidance at $1.20, and anticipated charges related to production decisions at Cassidy Lake and Aurora. Exclusive of these charges, our full year earnings guidance is down by approximately five percent.
Conclusion
“The third quarter was an example of the saw’s edge we typically see in the upward trend line in potash,” said Doyle. “Despite the decline in sales in 2005 to Brazil, last year’s largest potash customer, we will still set an all-time record this year, and expect another next year. Our confidence in this business over the foreseeable future remains intact. Our competitors are operating at capacity and marginal potash expansion announcements will not be enough to change the dynamics of this powerful industry environment. We are poised to take advantage of the opportunities that lie ahead.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in phosphate and fourth largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.
This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the company’s annual report to shareholders for 2004 and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuation in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.

For further information please contact:
Betty-Ann Heggie
Senior Vice President, Corporate Relations
Phone:	(306) 933-8521
Fax:	(306) 933-8844
E-mail:	corporate.relations@potashcorp.com
Web Site:	www.potashcorp.com

PotashCorp will host a conference call on Thursday, October 27, 2005, at 1:00 p.m. Eastern Time. To join the call, dial (706) 643-3329 at least 10 minutes prior to the start time. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	September 30,	December 31,
	2005	2004

Assets
Current assets
Cash and cash equivalents	$328.0	$458.9
Accounts receivable	416.6	352.6
Inventories	432.3	396.8
Prepaid expenses and other current assets	49.2	35.3

	1,226.1	1,243.6

Property, plant and equipment	3,173.4	3,098.9
Other assets	844.7	650.2
Intangible assets	35.6	37.1
Goodwill	97.0	97.0

	$5,376.8	$5,126.8

Liabilities
Current liabilities
Short-term debt	$94.7	$93.5
Accounts payable and accrued charges	840.8	599.9
Current portion of long-term debt	10.2	10.3

	945.7	703.7

Long-term debt	1,257.8	1,258.6
Future income tax liability	534.3	499.4
Accrued post-retirement/post-employment benefits	214.1	193.4
Accrued environmental costs and asset retirement obligations	84.7	81.2
Other non-current liabilities and deferred credits	19.3	4.9

	3,055.9	2,741.2

Shareholders’ Equity
Share capital (Note 3)	1,425.7	1,408.4
Unlimited authorization of common shares without par value; issued and outstanding 107,145,871 and 110,630,503 at September 30, 2005 and December 31, 2004, respectively
Contributed surplus (Note 3)	–	275.7
Retained earnings (Note 3)	895.2	701.5

	2,320.9	2,385.6

	$5,376.8	$5,126.8

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

		Three Months Ended		Nine Months Ended
		September 30		September 30
		2005	2004	2005	2004

	Sales (Note 8)	$938.0	$815.7	$2,916.7	$2,377.8
Less:	Freight	59.9	51.2	194.5	178.2
	Transportation and distribution	29.8	23.6	90.8	77.9
	Cost of goods sold	568.8	551.5	1,748.6	1,637.6

	Gross Margin	279.5	189.4	882.8	484.1

	Selling and administrative	31.8	32.2	116.0	83.8
	Provincial mining and other taxes	28.8	23.1	111.4	67.5
	Provision for PCS Yumbes S.C.M. (Note 5)	–	–	–	5.9
	Foreign exchange loss	24.4	20.1	12.4	2.0
	Other income (Note 11)	(20.4)	(19.1)	(54.3)	(35.2)

		64.6	56.3	185.5	124.0

	Operating Income	214.9	133.1	697.3	360.1
	Interest Expense	20.4	20.8	61.7	63.8

	Income Before Income Taxes	194.5	112.3	635.6	296.3
	Income Taxes (Note 6)	64.2	37.1	209.8	97.8

	Net Income	$130.3	$75.2	425.8	198.5

	Retained Earnings, Beginning of Period			701.5	462.8
	Premium Paid on Repurchase of Common Shares (Note 3)			(182.9)	–
	Dividends			(49.2)	(43.2)

	Retained Earnings, End of Period			$895.2	$618.1

	Net Income Per Share (Note 7)
	Basic	$1.20	$0.69	$3.88	$1.85
	Diluted	$1.17	$0.68	$3.79	$1.82

	Dividends Per Share	$0.15	$0.15	$0.45	$0.40

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

Operating Activities
Net income	$130.3	$75.2	$425.8	$198.5

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	59.0	55.6	181.0	179.2
Stock-based compensation	1.7	2.8	25.7	8.4
Loss (gain) on disposal of long-term assets	0.2	(0.3)	5.7	(0.6)
Foreign exchange on future income tax	14.0	13.6	10.0	5.8
Provision for future income tax	6.4	9.9	21.0	34.2
Share of earnings of equity investees	(16.8)	(16.8)	(43.3)	(19.7)
Dividends received from equity investees	6.5	–	18.6	4.6
Provision for PCS Yumbes S.C.M.	–	–	–	5.9
Other long-term liabilities	3.6	(4.2)	22.6	1.7

Subtotal of adjustments	74.6	65.4	241.3	219.5

Changes in non-cash operating working capital
Accounts receivable	(42.8)	(18.7)	(70.8)	(9.1)
Inventories	(43.5)	13.4	(33.9)	16.5
Prepaid expenses and other current assets	(14.7)	(18.5)	(14.2)	(11.6)
Accounts payable and accrued charges	212.2	51.8	231.8	71.9

Subtotal of changes in non-cash operating working capital	111.2	28.0	112.9	67.7

Cash provided by operating activities	316.1	168.6	780.0	485.7

Investing Activities
Additions to property, plant and equipment	(120.6)	(43.9)	(251.9)	(93.3)
Investment in Arab Potash Company (“APC”)	–	–	(18.6)	–
Investment in Israel Chemicals Ltd. (“ICL”)	–	–	(74.9)	–
Investment in Sinochem Hong Kong Holdings Limited	(97.4)	–	(97.4)	–
Proceeds from disposal of long-term assets	0.6	0.5	9.0	1.2
Proceeds from sale of shares of PCS Yumbes S.C.M.	–	–	5.2	–
Other assets and intangible assets	4.7	0.3	4.6	4.6

Cash used in investing activities	(212.7)	(43.1)	(424.0)	(87.5)

Cash before financing activities	103.4	125.5	356.0	398.2

Financing Activities
Repayment of long-term debt obligations	(0.3)	(0.2)	(0.9)	(0.7)
Proceeds from (repayment of) short-term debt obligations	1.4	3.5	1.2	(81.3)
Dividends	(16.2)	(12.8)	(49.4)	(39.8)
Repurchase of common shares	(213.5)	–	(530.9)	–
Issuance of common shares	29.9	58.2	93.1	99.6

Cash (used in) provided by financing activities	(198.7)	48.7	(486.9)	(22.2)

(Decrease) Increase in Cash and Cash Equivalents	(95.3)	174.2	(130.9)	376.0
Cash and Cash Equivalents, Beginning of Period	423.3	206.5	458.9	4.7

Cash and Cash Equivalents, End of Period	$328.0	$380.7	$328.0	$380.7

Supplemental cash flow disclosure
Interest paid	$14.1	$11.4	$54.8	$55.0
Income taxes paid	$19.0	$6.8	$126.4	$22.1

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.	Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim condensed consolidated financial statements are consistent with those used in the preparation of the 2004 annual consolidated financial statements, except as disclosed in Note 2.
These interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2004 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
2.	Change in Accounting Policy
Consolidation of Variable Interest Entities
Effective January 1, 2005, the company adopted revised CICA Accounting Guideline 15 (“AcG-15”), “Consolidation of Variable Interest Entities”. AcG-15 is harmonized in all material respects with US GAAP and provides guidance for applying consolidation principles to certain entities (defined as VIEs) that are subject to control on a basis other than ownership of voting interests. An entity is a VIE when, by design, one or both of the following conditions exist: (a) total equity investment at risk is insufficient to permit that entity to finance its activities without additional subordinated support from other parties; (b) as a group, the holders of the equity investment at risk lack certain essential characteristics of a controlling financial interest. AcG-15 requires consolidation by a business of VIEs in which it is the primary beneficiary. The primary beneficiary is defined as the party that has exposure to the majority of the expected losses and/or expected residual returns of the VIE. The adoption of this guideline did not have a material impact on the company’s consolidated financial statements.
3.	Share Repurchase
On January 25, 2005, the Board of Directors of PCS authorized a share repurchase program of up to 5.5 million common shares (approximately 5 percent of the company’s issued and outstanding common shares) through a normal course issuer bid. On September 22, 2005, the Board of Directors authorized an increase in the number of common shares sought under the share repurchase program. This amendment will allow PotashCorp to repurchase up to 4.0 million additional common shares. Shares may be repurchased from time to time on the open market through February 14, 2006 at prevailing market prices. The timing and amount of purchases, if any, under the program will be dependent upon the availability and alternative uses of capital, market conditions and other factors.
During the third quarter of 2005, the company repurchased for cancellation 2,275,600 common shares under the program, at a net cost of $243.9 and an average price per share of $107.19. The repurchase resulted in a reduction of share capital of $30.2, and the excess net cost over the average book value of the shares has been recorded as a reduction of contributed surplus of $30.8 and a reduction of retained earnings of $182.9. For the nine months ended September 30, 2005, a total of 5,928,900 shares were repurchased at a net cost of $561.3 and an average price per share of $94.68, resulting in a reduction of share capital of $77.7, a reduction of contributed surplus of $300.7, and a reduction of retained earnings of $182.9.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
4.	Plant Shutdowns – 2003
In June 2003, the company indefinitely shut down its Memphis, Tennessee plant and suspended production of certain products at its Geismar, Louisiana facilities due to high US natural gas costs and low product margins. The company determined that all employee positions pertaining to the affected operations would be eliminated, and recorded $4.8 in connection with costs of special termination benefits in 2003. No significant payments relating to the terminations remain to be made. Management expects to incur other shutdown-related costs of approximately $10.3 should these nitrogen facilities be dismantled, and nominal annual expenditures for site security and other maintenance costs. The other shutdown-related costs have not been recorded in the consolidated financial statements as of September 30, 2005. Such costs will be recognized and recorded in the period in which they are incurred.
No additional significant costs were incurred in connection with the plant shutdowns in the first nine months of 2005. The following table summarizes, by reportable segment, the total costs incurred to date and the total costs expected to be incurred in connection with the plant shutdowns described above:

	Cumulative	Total Costs
	Costs Incurred	Expected to
	to Date	be Incurred

Nitrogen Segment

Employee termination and related benefits	$4.8	$4.8
Writedown of parts inventory	12.4	12.4
Asset impairment charges	101.6	101.6
Other related exit costs	–	10.3

	$118.8	$129.1

5.	Provision for PCS Yumbes S.C.M. – 2004
In December 2004, the company concluded the sale of 100 percent of its shares of PCS Yumbes to Sociedad Quimica y Minera de Chile S.A. (“SQM”). In the second quarter of 2004, the company recorded a writedown of $5.9 for PCS Yumbes, relating primarily to certain mining machinery and equipment that was not to be transferred to SQM under the terms of the agreement. For measurement purposes, fair value was determined in reference to market prices for similar assets. The machinery and equipment was sold in 2005 for nominal proceeds.
6.	Income Taxes
The company’s consolidated income tax rate for each of the three month and nine month periods ended September 30, 2005 approximates 33 percent (2004 — 33 percent).
7.	Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended September 30, 2005 of 108,164,000 (2004 — 108,232,000). Basic net income per share for the year to date is calculated on the weighted average shares issued and outstanding for the nine months ended September 30, 2005 of 109,623,000 (2004 — 107,325,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (i) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (ii) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended September 30, 2005 was 111,102,000 (2004 — 111,174,000) and for the year to date was 112,460,000 (2004 — 109,340,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
8.	Segment Information
The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended September 30, 2005
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$313.4	$291.9	$332.7	$–	$938.0
Freight	30.6	20.4	8.9	–	59.9
Transportation and distribution	8.5	10.3	11.0	–	29.8
Net sales – third party	274.3	261.2	312.8	–
Cost of goods sold	106.7	229.0	233.1	–	568.8
Gross margin	167.6	32.2	79.7	–	279.5
Depreciation and amortization	14.6	23.8	18.1	2.5	59.0
Inter-segment sales	0.5	2.5	26.2	–	–

	Three Months Ended September 30, 2004
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$251.8	$257.7	$306.2	$–	$815.7
Freight	23.0	19.7	8.5	–	51.2
Transportation and distribution	5.6	8.8	9.2	–	23.6
Net sales – third party	223.2	229.2	288.5	–
Cost of goods sold	102.4	228.6	220.5	–	551.5
Gross margin	120.8	0.6	68.0	–	189.4
Depreciation and amortization	13.4	21.3	18.5	2.4	55.6
Inter-segment sales	1.0	3.3	20.8	–	–

	Nine Months Ended September 30, 2005
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$1,067.1	$847.7	$1,001.9	$–	$2,916.7
Freight	105.3	60.2	29.0	–	194.5
Transportation and distribution	27.1	27.2	36.5	–	90.8
Net sales – third party	934.7	760.3	936.4	–
Cost of goods sold	367.6	689.0	692.0	–	1,748.6
Gross margin	567.1	71.3	244.4	–	882.8
Depreciation and amortization	51.0	69.9	52.7	7.4	181.0
Inter-segment sales	4.9	11.4	74.7	–	–

	Nine Months Ended September 30, 2004
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$791.9	$712.2	$873.7	$–	$2,377.8
Freight	97.7	51.5	29.0	–	178.2
Transportation and distribution	26.8	21.5	29.6	–	77.9
Net sales – third party	667.4	639.2	815.1	–
Cost of goods sold	358.5	633.8	645.3	–	1,637.6
Gross margin	308.9	5.4	169.8	–	484.1
Depreciation and amortization	50.2	63.2	58.7	7.1	179.2
Inter-segment sales	4.6	9.8	64.9	–	–

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
9.	Stock-Based Compensation
The company has three stock option plans. On May 5, 2005, the company’s shareholders approved the 2005 Performance Option Plan under which the company may, after February 28, 2005 and before January 1, 2006, issue up to 1,200,000 common shares pursuant to the exercise of options. Under the plan, the exercise price is the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of grant and an option’s maximum term is 10 years. Options will vest, if at all, based on achievement of certain corporate performance measures over a three-year period. As of September 30, 2005, options to purchase a total of 1,188,500 common shares have been granted under the plan.
Prior to 2003, the company applied the intrinsic value based method of accounting for its stock option plans. Effective December 15, 2003, the company adopted the fair value based method of accounting for stock options prospectively to all employee awards granted, modified or settled after January 1, 2003. Since the company’s stock option awards prior to 2003 vest over two years, the compensation cost included in the determination of net income for the three and nine month periods ended September 30, 2004 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of CICA Section 3870, “Stock-based Compensation and Other Stock-based Payments”. The following table illustrates the effect on net income and the related per-share amount if the fair value based method had been applied to all outstanding and unvested awards in each period.

		Three Months Ended		Nine Months Ended
		September 30		September 30
		2005	2004	2005	2004

Net income – as reported		$130.3	$75.2	$425.8	$198.5
Add:	Stock-based employee compensation expense included in reported net income, net of related tax effects	1.1	2.2	17.2	6.6
Less:	Total stock-based employee compensation expense determined under fair value based method for all option awards, net of related tax effects	(1.1)	(3.2)	(17.2)	(9.6)

Net income – pro forma(1)		$130.3	$74.2	$425.8	$195.5

(1) Compensation expense under the fair value method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying this method may not be indicative of future results.

Basic Net Income Per Share – as reported	$1.20	$0.69	$3.88	$1.85
Basic Net Income Per Share – pro forma	$1.20	$0.69	$3.88	$1.82

Diluted Net Income Per Share – as reported	$1.17	$0.68	$3.79	$1.82
Diluted Net Income Per Share – pro forma	$1.17	$0.67	$3.79	$1.79
In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

	Year of Grant
	2005	2003	2002

Expected dividend	$0.60	$0.50	$0.50
Expected volatility	28%	27%	32%
Risk-free interest rate	3.86%	4.06%	4.13%
Expected life of options	6.5 years	8 years	8 years
The company did not grant any stock options during 2004.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
10.	Post-Retirement/Post-Employment Expenses

Defined Benefit Pension Plans	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

Service cost	$3.4	$3.5	$10.4	$10.5
Interest cost	7.8	7.5	23.4	22.5
Expected return on plan assets	(9.5)	(8.4)	(27.9)	(25.2)
Net amortization	1.9	1.1	4.9	3.3

Net expense	$3.6	$3.7	$10.8	$11.1

Other Post-Retirement Plans	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

Service cost	$1.4	$1.1	$4.2	$3.9
Interest cost	3.3	3.0	9.9	10.0
Net amortization	0.4	(0.3)	1.2	0.5

Net expense	$5.1	$3.8	$15.3	$14.4

For the three months ended September 30, 2005, the company contributed $6.4 to its defined benefit pension plans and $1.5 to its other post-retirement plans. Contributions for the nine months ended September 30, 2005 were $14.7 to the company’s defined benefit pension plans and $5.7 to its other post-retirement plans. Total 2005 contributions to the company’s pension and other post-retirement plans are expected to approximate $41.5.
11.	Other Income

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

Share of earnings of equity investees	$16.8	$12.0	$43.3	$19.7
Dividend income	6.1	5.7	9.2	7.9
Other	(2.5)	1.4	1.8	7.6

	$20.4	$19.1	$54.3	$35.2

12.	Comparative Figures
In the third quarter of 2004, the Board of Directors of PCS approved a split of the company’s outstanding common shares on a two-for-one basis in the form of a stock dividend. All comparative share and per-share data have been retroactively adjusted to reflect the stock split.
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

Potash Operating Data
Production (KCl Tonnes – thousands)	1,698	1,623	6,458	5,924
Shutdown weeks	8.9	8.7	17.9	18.9
Sales (tonnes – thousands)
North America	714	557	2,608	2,458
Offshore	1,075	1,346	3,904	3,986

	1,789	1,903	6,512	6,444

Potash Net Sales
(US $ millions)
Sales	$313.4	$251.8	$1,067.1	$791.9
Less: Freight	30.6	23.0	105.3	97.7
Transportation and distribution	8.5	5.6	27.1	26.8

Net Sales	$274.3	$223.2	$934.7	$667.4

North America	$120.6	$62.8	$405.2	$254.4
Offshore	151.9	150.1	520.7	379.6

Potash Subtotal	272.5	212.9	925.9	634.0
Miscellaneous	1.8	10.3	8.8	33.4

	$274.3	$223.2	$934.7	$667.4

Potash Average Price per MT
North America	$169.08	$112.83	$155.36	$103.51
Offshore	$141.28	$111.55	$133.39	$95.25

	$152.34	$111.92	$142.19	$98.40

Phosphate Operating Data
Production (P2O5 Tonnes – thousands)	544	469	1,552	1,413
P2O5 Operating Rate	87%	75%	83%	73%
Sales (tonnes – thousands)
Fertilizer – Liquid Phosphates	266	194	687	473
Fertilizer – Solid Phosphates	369	439	1,163	1,221
Feed	198	232	651	645
Industrial	174	156	505	455

	1,007	1,021	3,006	2,794

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

Phosphate Net Sales
(US $ millions)
Sales	$291.9	$257.7	$847.7	$712.2
Less: Freight	20.4	19.7	60.2	51.5
Transportation and distribution	10.3	8.8	27.2	21.5

Net Sales	$261.2	$229.2	$760.3	$639.2

Fertilizer – Liquid Phosphates	$58.0	$38.9	$151.0	$100.4
Fertilizer – Solid Phosphates	86.3	85.7	260.3	243.1
Feed	52.9	49.5	163.6	137.6
Industrial	60.4	52.5	175.1	150.6
Miscellaneous	3.6	2.6	10.3	7.5

	$261.2	$229.2	$760.3	$639.2

Phosphate Average Price per MT
Fertilizer – Liquid Phosphates	$217.93	$200.73	$219.73	$212.04
Fertilizer – Solid Phosphates	$233.77	$194.97	$223.74	$199.04
Feed	$266.82	$213.52	$251.36	$213.25
Industrial	$347.51	$337.11	$346.91	$331.34

	$259.35	$224.54	$252.93	$228.75

Nitrogen Operating Data
Production (N Tonnes – thousands)	631	652	1,943	1,908
Average Natural Gas Cost per MMBtu	$4.40	$3.76	$4.04	$3.52
Sales (tonnes – thousands)
Manufactured Product
Ammonia	375	392	1,263	1,308
Urea	356	324	1,046	887
Nitrogen solutions/Nitric acid/Ammonium nitrate	441	419	1,370	1,345

Manufactured Product	1,172	1,135	3,679	3,540
Purchased Product	118	204	314	461

	1,290	1,339	3,993	4,001

Fertilizer sales tonnes	524	476	1,532	1,557
Feed/Industrial sales tonnes	766	863	2,461	2,444

	1,290	1,339	3,993	4,001

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

Nitrogen Net Sales
(US $ millions)
Sales	$332.7	$306.2	$1,001.9	$873.7
Less: Freight	8.9	8.5	29.0	29.0
Transportation and distribution	11.0	9.2	36.5	29.6

Net Sales	$312.8	$288.5	$936.4	$815.1

Manufactured Product
Ammonia	$104.6	$104.7	$343.2	$325.2
Urea	100.8	72.2	283.6	188.0
Nitrogen solutions/Nitric acid/Ammonium nitrate	66.0	55.8	204.0	175.5
Miscellaneous	7.0	6.4	19.2	16.9

Net Sales Manufactured Product	278.4	239.1	850.0	705.6
Net Sales Purchased Product	34.4	49.4	86.4	109.5

	$312.8	$288.5	$936.4	$815.1

Fertilizer net sales	$131.5	$102.8	$378.9	$316.1
Feed/Industrial net sales	181.3	185.7	557.5	499.0

	$312.8	$288.5	$936.4	$815.1

Nitrogen Average Price per MT
Ammonia	$278.60	$266.96	$271.65	$248.63
Urea	$283.04	$222.72	$270.93	$211.87
Nitrogen solutions/Nitric acid/Ammonium nitrate	$149.61	$133.49	$148.91	$130.63

Manufactured Product	$237.46	$210.78	$230.99	$199.38
Purchased Product	$291.95	$241.90	$275.30	$237.31

	$242.43	$215.52	$234.47	$203.75

Fertilizer average price per MT	$250.88	$216.04	$247.39	$203.05
Feed/Industrial average price per MT	$236.65	$215.24	$226.44	$204.20

	$242.43	$215.52	$234.47	$203.75

Exchange Rate (Cdn$/US$)

	2005	2004

December 31		1.2036
September 30	1.1611	1.2639
Third-quarter average conversion rate	1.2223	1.3305

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.	EBITDA
Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

Net income	$130.3	$75.2	$425.8	$198.5
Income taxes	64.2	37.1	209.8	97.8
Interest expense	20.4	20.8	61.7	63.8
Depreciation and amortization	59.0	55.6	181.0	179.2

EBITDA	$273.9	$188.7	$878.3	$539.3

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that this measurement is useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.	CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

Cash flow prior to working capital changes [1]	$204.9	$140.6	$667.1	$418.0

Changes in non-cash operating working capital
Accounts receivable	(42.8)	(18.7)	(70.8)	(9.1)
Inventories	(43.5)	13.4	(33.9)	16.5
Prepaid expenses and other current assets	(14.7)	(18.5)	(14.2)	(11.6)
Accounts payable and accrued charges	212.2	51.8	231.8	71.9

Changes in non-cash operating working capital	111.2	28.0	112.9	67.7

Cash provided by operating activities	$316.1	$168.6	$780.0	$485.7

Free cash flow [2]	$89.0	$97.0	$419.8	$329.3
Additions to property, plant and equipment	120.6	43.9	251.9	93.3
Other assets and intangible assets	(4.7)	(0.3)	(4.6)	(4.6)
Changes in non-cash operating working capital	111.2	28.0	112.9	67.7

Cash provided by operating activities	$316.1	$168.6	$780.0	$485.7

1 The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.
2 The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.